S&P GLOBAL REVENUE INCREASED 14% IN FIRST QUARTER

Company Fully Operational with >99% of Employees Working From Home

Revenue Grew Across All Four Divisions

Diluted EPS Increased 59% to $2.62; Adjusted Diluted EPS Increased 29% to $2.73

Operating Profit Margin Improved 610 Basis Points to 51.0%

Adjusted Operating Profit Margin Improved 580 Basis Points to 53.1%

Launched New Product Platforms in Platts and Market Intelligence

Company Planning Several Scenarios to Manage COVID-19 Risks

Due to Changing Economic and Market Conditions, Company Adjusts 2020 Guidance

New York, NY, April 28, 2020 – S&P Global (NYSE: SPGI) today reported first quarter 2020 results with revenue of $1,786 million, an increase of 14% compared to the same period last year. Net income increased 56% to $639 million and diluted earnings per share increased 59% to $2.62 primarily due to a $113 million pre-tax, noncash pension settlement charge in the prior period as well as revenue growth, continued progress toward productivity initiative targets, and reduced business travel expenses during the current period.

Adjusted net income increased 27% to $665 million and adjusted diluted earnings per share increased 29% to $2.73 due to revenue growth, continued progress toward productivity initiative targets, and reduced business travel. The adjustments in the first quarter of 2020 were associated with restructurings in Market Intelligence and Corporate, a gain on a divestment, as well as deal-related amortization and Kensho retention-related expenses.

“The world is enduring an unprecedented economic impact from measures to curb the spread of COVID-19. As a result, virtually all of our employees are working from home. I couldn't be more proud of the way that they have responded. Substantially all of our operations have continued uninterrupted and we have increased the magnitude of our research and the scope of our customer outreach,” said Douglas L. Peterson, President and Chief Executive Officer of S&P Global. “We have also responded to help provide support to customers, hospitals and others in these difficult times.”

COVID-19 Response: As part of the fight against COVID-19, the Company has taken numerous actions including:

▪the introduction of a free Coronavirus Coverage website which includes exclusive and curated research content from each of the Company's divisions on how COVID-19 is impacting public health, the global economy, and the financial and commodity markets. https://www.spglobal.com/en/research-insights/topics/coronavirus.

▪offering complimentary access to Panjiva's Supply Chain Intelligence platform to hospitals and relevant government agencies, helping them in tracking the supply chains of ventilators and personal protective equipment (PPE).

▪donations by the S&P Global Foundation totaling $4 million to support small businesses and relief efforts globally.

▪the donation of 100,000 medical-grade face masks in the United States and in other countries throughout the world.

Mr. Peterson added, “While our first quarter results were strong, we anticipate that as the year progresses many of our customers will be increasingly impacted by the economic impact of lockdowns and social distancing efforts to fight COVID-19. In addition, economic disruptions will likely impact fixed income issuance, equity markets, and oil markets. Collectively, these events will likely affect new sales as well as renewals of subscriptions, negatively impacting our financial results compared to our original 2020 EPS guidance.”

Profit Margin: The Company’s operating profit margin increased 610 basis points to 51.0% primarily due to a $113 million pre-tax, noncash pension settlement charge in the prior period as well as revenue growth, continued progress toward productivity initiative targets, and reduced business travel expenses during the current period. The adjusted operating profit margin increased 580 basis points to 53.1% due to revenue growth, continued progress toward productivity initiative targets, and reduced business travel.

Return of Capital: During the first quarter, the Company returned $1.3 billion to shareholders, $1 billion through an ASR program that was initiated in early February, $150 million in open market share repurchases in January and February, and $161 million in dividends. We entered into this ASR and a springing 10b5-1 stock purchase plan for up to $100 million (in case of early termination of the ASR) in February, all of which will terminate, in accordance with their terms, no later than July 29. In these unprecedented times, notwithstanding the strength of our balance sheet and strong cash flow, our Board has determined at this time that it is prudent that the Company not initiate any new share repurchase program following the conclusion of our current repurchase programs in July. With respect to the remainder of this year, because the Company initiated the $1 billion ASR program in February, we still anticipate achieving close to our 75% return of capital target to shareholders in 2020. The Board anticipates no changes to our existing dividend guidance.

Ratings: Revenue increased 19% to $825 million in the first quarter primarily due to strong issuance in the U.S., in particular, record investment-grade issuance in March. Transaction revenue increased 33% to $432 million due primarily to an increase in global bond issuance as well as increased bank loan rating activity. Non-transaction revenue increased 6% to $393 million.

Operating profit increased 41% to $520 million and the operating profit margin improved 1,020 basis points to 63.1% compared to the first quarter of 2019. Adjusted operating profit increased 41% to $521 million and the adjusted operating profit margin improved 1,010 basis points to 63.1%.

S&P Dow Jones Indices: S&P Dow Jones Indices LLC is a majority-owned subsidiary. The consolidated results are included in S&P Global's income statement and the portion related to the 27% noncontrolling interest is removed in net income attributable to noncontrolling interests.

Revenue increased 20% to $259 million in the first quarter of 2020 due primarily to a 59% increase in exchange-traded derivative fees and an 11% gain in asset-linked fees.

Asset-linked fees include fees associated with ETFs, mutual funds, and certain over-the-counter derivatives. Revenue from ETFs is the largest component of asset-linked fees, and average ETF AUM associated with the Company’s indices increased 17% year-over-year. However, quarter-ending ETF AUM associated with our indices was $1,345 billion, an 8% decrease from 1Q 2019.

Operating profit increased 21% to $182 million and the operating profit margin increased 90 basis points to 70.0%. Adjusted operating profit increased 21% to $183 million and the adjusted operating profit margin improved 90 basis points to 70.6%. Operating profit attributable to the Company increased 21% to $133 million. Adjusted operating profit attributable to the Company increased 21% to $134 million.

Market Intelligence: Revenue increased 8% to $519 million in the first quarter of 2020 with growth in Data Management Solutions, Credit Risk Solutions, and Desktop as well as the addition of 451 Research. Quarterly operating profit increased 10% to $147 million and the operating profit margin improved 40 basis points to 28.3% primarily due to the gain on a divestiture. Adjusted operating profit increased 5% to $160 million. Adjusted operating profit margin declined 80 basis points to 30.9% due primarily to increased compensation expense and investment spending.

Platts: Revenue increased 4% to $215 million with growth in both the core subscription business and Global Trading Services. Quarterly operating profit increased 13% to $112 million and the operating profit margin increased 380 basis points to 51.9% primarily due to revenue growth and modestly lower expenses. Adjusted operating profit increased 11% to $114 million and adjusted operating profit margin increased 320 basis points to 52.9%.

Corporate Unallocated Expense: Corporate Unallocated expense includes non-allocated corporate expenses. This expense increased from $46 million in the prior period to $49 million in the first quarter of 2020 primarily due to a restructuring expense in the current period. Adjusted Corporate Unallocated expense declined from $32 million in the prior period to $30 million due primarily to lower rental expense from a reduction in the Company's real estate footprint.

Provision for Income Taxes: The Company’s effective tax rate increased to 21.5% in the first quarter of 2020 compared to 19.9% in the same period last year. The Company’s adjusted effective tax rate increased to 21.7% in the first quarter of 2020 compared to 20.9% in the same period last year. The increase in the effective tax rates was due primarily to a decrease in the tax benefit associated with stock-based compensation.

Balance Sheet and Cash Flow: Cash, cash equivalents, and restricted cash at the end of the first quarter were $2.0 billion. In the first three months of 2020, cash provided by operating activities was $680 million, cash used for investing activities was $183 million, and cash used for financing activities was $1,401 million. Free cash flow was $618 million, an increase of $363 million from the same period in 2019, primarily due to an increase in net income and lower tax audit settlement payments in the first quarter of 2020.

Outlook: Due to the uncertainties associated with COVID-19, S&P Global has analyzed several scenarios that are contingent on the depth and duration of the COVID-19 pandemic and its resulting impact on economic and market-specific drivers that may impact the Company’s businesses. S&P Global has disclosed three specific scenarios as part of its first quarter 2020 earnings materials, with the “late 3Q recovery” being the baseline scenario at this point in time and the basis for the following revised guidance. GAAP diluted EPS guidance is decreased from a range of $10.00 to $10.20 to a new range of $9.50 to $9.70. Adjusted diluted EPS guidance is decreased from a range of $10.40 to $10.60 to a new range of $9.95 to $10.15. Additional details for these three scenarios are presented on slides 44–47 of the first quarter 2020 earnings materials which are available at http://investor.spglobal.com/Quarterly-Earnings.
Comparison of Adjusted Information to U.S. GAAP Information: The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company also refers to and presents certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted diluted earnings per share, adjusted net income, adjusted operating profit and margin, organic revenue, adjusted Corporate Unallocated expense, adjusted effective tax rates, adjusted diluted EPS guidance, free cash flow, and free cash flow excluding certain items. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP on Exhibits 5, 7 and 8. Reconciliations of certain forward-looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges and impracticability with estimating some of the items. The Company is not able to provide reconciliations of such forward-looking non-GAAP financial measures because certain items required for such reconciliations are outside of the Company’s control and/or cannot be reasonably predicted. Because of those challenges, reconciliations of such forward-looking non-GAAP financial measures are not available without unreasonable effort.

The Company’s non-GAAP measures include adjustments that reflect how management views our businesses. The Company believes these non-GAAP financial measures provide useful supplemental information that, in the case of non-GAAP financial measures other than free cash flow and free cash flow excluding certain items, enables investors to better compare the Company’s performance across periods, and management also uses these measures internally to assess the operating performance of its business, to assess performance for employee compensation purposes and to decide how to allocate resources. The Company believes that the presentation of free cash flow and free cash flow excluding certain items allows investors to evaluate the cash generated from our underlying operations in a manner similar to the method used by management and that such measures are useful in evaluating the cash available to us to prepay debt, make strategic acquisitions and investments, and repurchase stock. However, investors should not consider any of these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports.

Conference Call/Webcast Details: The Company’s senior management will review the first quarter 2020 earnings results on a conference call scheduled for today, April 28, at 8:30 a.m. EDT. Additional information presented on the conference call may be made available on the Company’s Investor Relations Website at http://investor.spglobal.com.

The Webcast will be available live and in replay at http://investor.spglobal.com/Quarterly-Earnings. (Please copy and paste URL into Web browser.)

Telephone access is available. U.S. participants may call (888) 603-9623; international participants may call +1 (630) 395-0220 (long-distance charges will apply). The passcode is “S&P Global” and the conference leader is Douglas Peterson. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until May 28, 2020. U.S. participants may call (888) 566-0671; international participants may call +1 (203) 369-3083 (long-distance charges will apply). No passcode is required.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, including statements about COVID-19 and the scenarios we are using to project the impact of the pandemic on the Company, which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this report and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in the Company’s business strategies and methods of generating revenue; the development and performance of the Company’s services and products; the expected impact of acquisitions and dispositions; the Company’s effective tax rates; and the Company’s cost structure, dividend policy, cash flows or liquidity.
Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things:
▪worldwide economic, financial, political and regulatory conditions, and factors that contribute to uncertainty and volatility including natural and man-made disasters, pandemics (e.g., COVID-19), geopolitical uncertainty, and conditions that may result from legislative, regulatory, trade and policy changes associated with the current U.S. administration;
▪the Company’s ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, and the potential for a system or network disruption that results in regulatory penalties and remedial costs or improper disclosure of confidential information or data;
▪the outcome of litigation, government and regulatory proceedings, investigations and inquiries;
▪the health of debt and equity markets, including credit quality and spreads, the level of liquidity and future debt issuances, demand for investment products that track indices and trading volumes of certain exchange traded derivatives;
▪the demand and market for credit ratings in and across the sectors and geographies where the Company operates;
▪concerns in the marketplace affecting the Company’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit ratings, benchmarks and indices;
▪the effect of competitive products and pricing, including the level of success of new product developments and global expansion;
▪the Company’s exposure to potential criminal sanctions or civil penalties for noncompliance with foreign and U.S. laws and regulations that are applicable in the domestic and international jurisdictions in which it operates, including sanctions laws relating to countries such as Iran, Russia,

Sudan, Syria and Venezuela, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, and local laws prohibiting corrupt payments to government officials, as well as import and export restrictions;
▪the continuously evolving regulatory environment, in Europe, the United States and elsewhere, affecting S&P Global Ratings, S&P Global Platts, S&P Dow Jones Indices, and S&P Global Market Intelligence, including new and amended regulations and the Company’s compliance therewith;
▪the Company’s ability to successfully recover should it experience a disaster or other business continuity problem from a hurricane, flood, earthquake, terrorist attack, pandemic, security breach, cyber attack, power loss, telecommunications failure or other natural or man-made event, including the ability to function remotely during long-term disruptions such as the COVID-19 pandemic;
▪the Company’s ability to make acquisitions and dispositions and successfully integrate the businesses we acquire;
▪consolidation in the Company’s end-customer markets;
▪the introduction of competing products or technologies by other companies;
▪the impact of customer cost-cutting pressures, including in the financial services industry and the commodities markets;
▪a decline in the demand for credit risk management tools by financial institutions;
▪the level of merger and acquisition activity in the United States and abroad;
▪the volatility of the energy marketplace and the health of the commodities markets;
▪our ability to attract, incentivize and retain key employees;
▪the level of the Company’s future cash flows and capital investments;
▪the impact on the Company’s revenue and net income caused by fluctuations in foreign currency exchange rates;
▪the Company's ability to adjust to changes in European and United Kingdom markets as the United Kingdom leaves the European Union, and the impact of the United Kingdom’s departure on our credit rating activities and other offerings in the European Union and United Kingdom; and
▪the impact of changes in applicable tax or accounting requirements, including the Tax Cuts and Jobs Act on the Company.

The factors noted above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Further information about the Company’s businesses, including information about factors that could materially affect its results of operations and financial condition, is contained in the Company’s filings with the SEC, including the “Risk Factors” section in the Company’s most recently filed Annual Report on Form 10-K.

About S&P Global
S&P Global is the world’s foremost provider of credit ratings, benchmarks and analytics in the global capital and commodity markets, offering deep data and insights on critical business factors including ESG. The Company’s divisions include S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices, and S&P Global Platts. S&P Global has approximately 23,000 employees in 35 countries. For more information visit www.spglobal.com.

Investor Relations: http://investor.spglobal.com

Get news direct via RSS:
http://investor.spglobal.com/RSS-Feeds/Index?keyGenPage=1073751617

Contact:
Investor Relations:
Chip Merritt
Senior Vice President, Investor Relations
(212) 438-4321 (office)
chip.merritt@spglobal.com

News Media:
David Guarino
Chief Communications Officer
(212) 438-1471 (office)
dave.guarino@spglobal.com

Christopher Krantz
Lead, Executive Communications
+44 (0) 20 7176 0060 (office)
christopher.krantz@spglobal.com

Exhibit 1
S&P Global
Condensed Consolidated Statements of Income
Three months ended March 31, 2020 and 2019
(dollars in millions, except per share data)

(unaudited)	2020	2019	% Change

Revenue	$1,786	$1,571	14%
Expenses	881	866	2%
Gain on disposition	(7)	—	N/M
Operating profit	912	705	29%
Other expense, net	1	103	(99)%
Interest expense, net	34	36	(6)%
Income before taxes on income	877	566	55%
Provision for taxes on income	188	113	67%
Net income	689	453	52%
Less: net income attributable to noncontrolling interests	(50)	(43)	(16)%
Net income attributable to S&P Global Inc.	$639	$410	56%

Earnings per share attributable to S&P Global Inc. common shareholders:
Net income:
Basic	$2.64	$1.66	59%
Diluted	$2.62	$1.65	59%

Weighted-average number of common shares outstanding:
Basic	242.1	246.7
Diluted	243.3	248.3

Actual shares outstanding at period end	240.9	246.1

N/M - not meaningful
Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.

Exhibit 2
S&P Global
Condensed Consolidated Balance Sheets
March 31, 2020 and December 31, 2019
(dollars in millions)

(unaudited)	March 31,	December 31,
	2020	2019

Assets:
Cash, cash equivalents, and restricted cash	$1,952	$2,886
Other current assets	1,743	1,826
Total current assets	3,695	4,712
Property and equipment, net	309	320
Right of use assets	652	676
Goodwill and other intangible assets, net	5,142	4,999
Other non-current assets	665	641
Total assets	$10,463	$11,348

Liabilities and (Deficit) Equity:
Unearned revenue	1,897	1,928
Other current liabilities	1,086	1,165
Long-term debt	3,949	3,948
Lease liabilities — non-current	603	620
Pension, other postretirement benefits and other non-current liabilities	854	883
Total liabilities	8,389	8,544
Redeemable noncontrolling interest	2,268	2,268
Total (deficit) equity	(194)	536
Total liabilities and (deficit) equity	$10,463	$11,348

Exhibit 3
S&P Global
Condensed Consolidated Statements of Cash Flows
Three months ended March 31, 2020 and 2019
(dollars in millions)

(unaudited)	2020	2019

Operating Activities:
Net income	$689	$453
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	20	20
Amortization of intangibles	29	32
Deferred income taxes	(6)	28
Stock-based compensation	11	12
Gain on disposition	(7)	—
Pension settlement charge, net of taxes	—	85
Other	39	15
Net changes in other operating assets and liabilities	(95)	(352)
Cash provided by operating activities	680	293

Investing Activities:
Capital expenditures	(11)	(20)
Acquisitions, net of cash acquired	(183)	(1)
Changes in short-term investments	11	—
Cash used for investing activities	(183)	(21)

Financing Activities:
Dividends paid to shareholders	(161)	(141)
Distributions to noncontrolling interest holders, net	(51)	(18)
Repurchase of treasury shares	(1,153)	(644)
Exercise of stock options and employee withholding tax on share-based payments	(36)	(26)
Cash used for financing activities	(1,401)	(829)
Effect of exchange rate changes on cash	(30)	35
Net change in cash, cash equivalents, and restricted cash	(934)	(522)
Cash, cash equivalents, and restricted cash at beginning of period	2,886	1,958
Cash, cash equivalents, and restricted cash at end of period	$1,952	$1,436

Exhibit 4

S&P Global
Operating Results by Segment
Three months ended March 31, 2020 and 2019
(dollars in millions)

(unaudited)	Revenue

	2020	2019	% Change

Ratings	$825	$696	19%
Market Intelligence	519	482	8%
Platts	215	207	4%
Indices	259	217	20%
Intersegment Elimination	(32)	(31)	(5)%
Total revenue	$1,786	$1,571	14%

	Expenses

	2020	2019	% Change

Ratings (a)	$305	$328	(7)%
Market Intelligence (b)	372	348	7%
Platts (c)	103	108	(3)%
Indices (d)	77	67	16%
Corporate Unallocated expense (e)	49	46	5%
Intersegment Elimination	(32)	(31)	(5)%
Total expenses	$874	$866	1%

	Operating Profit

	2020	2019	% Change

Ratings (a)	$520	$368	41%
Market Intelligence (b)	147	134	10%
Platts (c)	112	99	13%
Indices (d)	182	150	21%
Total reportable segments	961	751	28%
Corporate Unallocated expense (e)	(49)	(46)	(5)%
Total operating profit	$912	$705	29%

(a)  2019 includes amortization of intangibles from acquisitions of $1 million.
(b)  2020 includes a gain on the sale of Investor Relations of $7 million and employee severance charges of $2 million. 2020 and 2019 includes amortization of intangibles from acquisitions of $19 million and $18 million, respectively.
(c) 2020 and 2019 includes amortization of intangibles from acquisitions of $2 million and $3 million, respectively.
(d)  2020 and 2019 both include amortization of intangibles from acquisitions of $1 million.
(e) 2020 includes employee severance charges of $7 million and Kensho retention related expense of $5 million. 2019 includes Kensho retention related expense of $7 million. 2020 and 2019 includes amortization of intangibles from acquisitions of $7 million and $8 million, respectively.

Exhibit 5
S&P Global
Operating Results - Reported vs. Adjusted
Non-GAAP Financial Information
Three months ended March 31, 2020 and 2019
(dollars in millions, except per share amounts)
Adjusted Operating Profit

(unaudited)		2020	2019	% Change

Ratings	Operating profit	$520	$368	41%
	Deal-related amortization	—	1
	Adjusted operating profit	$521	$369	41%

Market Intelligence	Operating profit	$147	$134	10%
	Non-GAAP Adjustments (a)	(5)	—
	Deal-related amortization	19	18
	Adjusted operating profit	$160	$153	5%

Platts	Operating profit	$112	$99	13%
	Deal-related amortization	2	3
	Adjusted operating profit	$114	$103	11%

Indices	Operating profit	$182	$150	21%
	Deal-related amortization	1	1
	Adjusted operating profit	$183	$151	21%

Total segments	Operating profit	$961	$751	28%
	Non-GAAP Adjustments (a)	(5)	—
	Deal-related amortization	23	24
	Adjusted segment operating profit	$978	$775	26%

Corporate Unallocated expense	Corporate Unallocated expense	$(49)	$(46)	5%
	Non-GAAP adjustments (b)	12	7
	Deal-related amortization	7	8
	Adjusted Corporate Unallocated expense	$(30)	$(32)	(5)%

Total SPGI	Operating profit	$912	$705	29%
	Non-GAAP adjustments (a) (b)	7	7
	Deal-related amortization	29	32
	Adjusted operating profit	$948	$743	28%

Adjusted Other Expense, Net

(unaudited)	2020	2019	% Change

Other expense, net	$1	$103	(99)%
Non-GAAP Adjustments (c)	—	(113)
Adjusted other expense (income), net	$1	$(10)	N/M

Exhibit 5
Adjusted Provision for Income Taxes

(unaudited)	2020	2019	% Change

Provision for income taxes	$188	$113	67%
Non-GAAP adjustments (a) (b) (c)	3	29
Deal-related amortization	7	8
Adjusted provision for income taxes	$198	$150	33%

Adjusted Effective Tax Rate

(unaudited)	2020	2019	% Change

Adjusted operating profit	$948	$743	28%
Adjusted other expense (income), net	1	(10)
Interest expense, net	34	36
Adjusted income before taxes on income	$913	$717	27%
Adjusted provision for income taxes	$198	$150
Adjusted effective tax rate [1]	21.7%	20.9%

1 The adjusted effective tax rate is calculated by dividing the adjusted provision for income taxes by the adjusted income before taxes on income.

Adjusted Net Income attributable to SPGI and Adjusted Diluted EPS

(unaudited)	2020		2019		% Change
	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS

	Three Months
As reported	$639	$2.62	$410	$1.65	56%	59%
Non-GAAP adjustments (a) (b) (c)	4	0.01	90	0.36
Deal-related amortization	22	0.09	24	0.10
Adjusted	$665	$2.73	$524	$2.11	27%	29%

N/M - not meaningful
Note - Totals presented may not sum due to rounding.
Note - Adjusted operating margin for Ratings, Market Intelligence, Platts and Indices was 63%, 31%, 53% and 71% for the three months ended March 31, 2020. Adjusted operating margin for the Company was 53% for the three months ended March 31, 2020.

(a)  2020 includes a gain on the sale of Investor Relations of $7 million ($7 million after-tax) and employee severance charges of $2 million ($2 million after-tax).
(b)  2020 includes employee severance charges of $7 million ($5 million after-tax) and Kensho retention related expense of $5 million ($4 million after-tax). 2019 includes Kensho retention related expense of $7 million ($5 million after-tax).
(c) 2019 includes a pension related charge of $113 million ($85 million after-tax).

Exhibit 6
S&P Global
Revenue Information
Three months ended March 31, 2020 and 2019
(dollars in millions)
Revenue by Type

(unaudited)	Ratings			Market Intelligence			Platts			Indices			Intersegment Elimination
	2020	2019	% Change	2020	2019	% Change	2020	2019	% Change	2020	2019	% Change	2020	2019	% Change

Non-Subscription / Transaction (a)	432	324	33%	13	10	41%	1	2	(30)%	—	—	N/M	—	—	N/M
Non-Transaction (b)	393	372	6%	—	—	N/M	—	—	N/M	—	—	N/M	(32)	(31)	(5)%
Subscription (c)	—	—	N/M	505	467	8%	197	191	4%	46	40	15%	—	—	N/M
Asset-Linked Fees (d)	—	—	N/M	1	5	(89)%	—	—	N/M	159	143	11%	—	—	N/M
Sales Usage-Based Royalties (e)	—	—	N/M	—	—	N/M	17	14	18%	54	34	59%	—	—	N/M
Total revenue	$825	$696	19%	$519	$482	8%	$215	$207	4%	$259	$217	20%	$(32)	$(31)	(5)%

N/M - not meaningful
(a) Non-subscription / transaction revenue is primarily related to ratings of publicly-issued debt, bank loan ratings and corporate credit estimates.
(b) Non-transaction revenue is primarily related to surveillance of a credit rating, annual fees for customer relationship-based pricing programs, fees for entity credit ratings and global research and analytics at CRISIL. Non-transaction revenue also includes an intersegment revenue elimination, which mainly consists of the royalty of $31 million and $29 million for the three months ended March 31, 2020 and 2019 respectively, charged to Market Intelligence for the rights to use and distribute content and data developed by Ratings.
(c) Subscription revenue is related to credit ratings-related information products, Market Intelligence Desktop products, investment research products and other data subscriptions, real-time news, market data and price assessments, along with other information products.
(d) Asset-linked fees is primarily related to fees based on assets underlying exchange-traded funds, mutual funds and insurance products.
(e) Sales usage-based royalty revenue is primarily related to trading based fees from exchange-traded derivatives and licensing of its proprietary market price data and price assessments to commodity exchanges.

Revenue by Geographic Area

(unaudited)	U.S.			International
	2020	2019	% Change	2020	2019	% Change

Ratings	$494	$398	24%	$331	$298	11%
Market Intelligence	339	308	10%	180	174	3%
Platts	70	69	2%	145	138	5%
Indices	222	183	22%	37	34	8%
Intersegment elimination	(17)	(15)	21%	(15)	(16)	(10)%
Total revenue	$1,108	$943	18%	$678	$628	8%

Exhibit 7
S&P Global
Non-GAAP Financial Information
Three months ended March 31, 2020 and 2019
(dollars in millions)
 Computation of Free Cash Flow and Free Cash Flow Excluding Certain Items

(unaudited)	2020	2019
Cash provided by operating activities	$680	$293
Capital expenditures	(11)	(20)
Distributions to noncontrolling interest holders, net	(51)	(18)
Free cash flow	$618	$255
Settlements of prior-year tax audits	—	50
Payment of legal settlements	—	1
Free cash flow excluding certain items	$618	$306

 S&P Global Organic Revenue

(unaudited)	2020	2019	% Change
Total revenue	$1,786	$1,571	14%
Ratings acquisitions	(2)	—
Market Intelligence acquisition and divestitures	(11)	(8)
Platts acquisitions and divestiture	—	(2)
Total adjusted revenue	$1,773	$1,561	14%

Organic revenue constant currency basis	$1,779	$1,561	14%

Ratings Organic Revenue

(unaudited)	2020	2019	% Change
Ratings revenue	$825	$696	19%
Acquisitions	(2)	—
Adjusted Ratings revenue	$823	$696	18%

Market Intelligence Organic Revenue

(unaudited)	2020	2019	% Change
Market Intelligence revenue	$519	$482	8%
Acquisition and divestitures	(11)	(8)
Adjusted Market Intelligence revenue	$508	$474	7%

Platts Organic Revenue

(unaudited)	2020	2019	% Change
Platts revenue	$215	$207	4%
Acquisitions and divestiture	—	(2)
Adjusted Platts revenue	$215	$205	5%

Indices Organic Revenue

(unaudited)	2020	2019	% Change
Indices revenue	$259	$217	20%
Acquisitions and divestitures	—	—
Adjusted Indices revenue	$259	$217	20%

Exhibit 7
Adjusted Indices Net Operating Profit

(unaudited)	2020	2019	% Change
Adjusted operating profit	$183	$151	21%
Less: income attributable to NCI	49	40
Adjusted Net Operating Profit	$134	$111	21%

Exhibit 8
S&P Global
 Non-GAAP Guidance

Reconciliation of 2020 Non-GAAP Guidance

(unaudited)
	Low	High
GAAP Diluted EPS	$9.50	$9.70
Deal-related amortization	0.40	0.40
Compensation for replacement equity awards and retention plans	0.04	0.04
Restructuring	0.03	0.03
Gain on disposition	(0.02)	(0.02)
Non-GAAP Diluted EPS	$9.95	$10.15